Exhibit 99.1

DATE:	July 29, 2013 10:00 a.m.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP — NASDAQ, MSFG —
Announces Second Quarter 2013 Operating Results

•                  Net Income of $7.3 million, or $0.35 per common share

•                  Common stock dividend increased to $.08 per share

•                  ROA of 1.06%

•                  Tangible Common Equity Ratio of 8.5%

•                  Non-performing assets lower by $6.0 million from the first quarter of 2013

•                  Redemption of remaining preferred shares anticipated in mid-August

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the second quarter of 2013.  For the three months ended June 30, 2013, the Company recorded net income of $7.3 million, or $0.35 per common share, compared to net income of $7.0 million, or $0.32 per common share, in the second quarter of 2012.  The Company also announced that its third quarter common dividend will be $0.08 per share, which represents an increase of $0.02 per share.  The dividend is payable on September 16, 2013 to common shareholders of record as of September 6, 2013.  Finally, the Company announced that it received approval from its primary regulator to redeem the remaining outstanding shares of preferred stock that were originally issued under the U.S. Treasury’s Capital Purchase Program.  The Company provided notice to the preferred shareholders and anticipates the redemption to take place in mid-August.

CEO Comments

Mr. Brown stated, “I am very pleased with our second quarter results.  Our earnings per share of $0.35 were nine percent higher than the same quarter a year ago and significantly higher than the first quarter 2013.  The increase in earnings was driven by broad-based improvement in almost all areas of the company.  Net revenue was $33.9 million, which was slightly lower than a year ago due to a continued decline in the net interest margin, but an increase from the first quarter of this year due to an increase in non-interest income.  We are very happy with the progress we made in growing the loan portfolio.  Total loans grew by $30 million during the quarter which represents an annualized growth rate of 8%.  We believe our recent strategies of entering nearby, higher-growth markets and building quality local teams in those markets, along with continued improvement in our legacy markets, has begun to make an impact on our ability to grow loans on a more sustainable basis.”

Mr. Brown continued, “We are very pleased with the rebound in our non-interest income, our ability to control expenses and our continued improvement in credit quality.  With the exception of mortgage banking income, virtually all major areas of fee income have increased year over year and on a linked quarter basis.  In addition, we continue to rationalize and control our expense base as evidenced by the linked-quarter decrease in operating expenses.  And finally, our trends in credit quality continue to improve.  Non-performing assets declined 13% from the linked quarter and our inflow of new problem loans has subsided.”

Mr. Brown concluded, “In early July, we received approval to repurchase the remaining preferred shares outstanding, which have a redemption value of $15.1 million.  We have given notice to the holders and anticipate completing the redemption in mid-August.  On

July 16, our Board of Directors approved a $.02 per share increase to the common dividend payable in September 2013.  This increase raises the quarterly common dividend to $.08 per share.  We are very pleased to increase the dividend for the second time this year.  The decision to increase the dividend reflects our continued confidence in the strength of our capital levels and earnings as well as our general outlook.”

Second Quarter Results

NET INTEREST INCOME

Net interest income was $22.5 million for the second quarter of 2013 compared to $23.8 million a year ago.  The decrease in net interest income was primarily due to lower asset yields.  Net interest margin, on a fully-taxable equivalent basis, was 3.91% for the second quarter of 2013, which was fourteen basis points below the second quarter of 2012 and nine points lower than the first quarter of 2013.

NON-INTEREST INCOME

The Company’s non-interest income was $11.4 million for the second quarter of 2013 compared to $10.7 million for the same period in 2012 and $10.3 million in the first quarter of 2013.  With the exception of gains on the sale of investment securities and mortgage banking income, every other major category of fee income increased.  Mortgage banking income of $1.9 million declined by 8.8% year over year and by 5.7% from the first quarter of this year due to the recent increase in interest rates which has slowed mortgage refinancing activity.  On a linked quarter basis, trust and investment product fees increased 23%, interchange income increased 18% and service charges on deposit accounts increased by 14%.  Seasonal fluctuations and the increase in the number of checking accounts were the primary drivers of the increase in fee income.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $23.9 million for the second quarter of 2013 compared to $23.4 million for the same period in 2012.  The increase year over year was primarily due to employee and occupancy costs related to the Company’s recent investments in new markets (i.e. Columbus, Seymour and Indianapolis, Indiana and Shelbyville, Kentucky).  On a linked-quarter basis, non-interest expense decreased by $3.3 million.  During the first quarter of 2013, the Company incurred $2.2 million in expenses related to the prepayment of a FHLB advance.  In addition, employee costs decreased on a linked-quarter basis by approximately $700 thousand.  The decrease was primarily due to the closing of eight branches and a decrease in unemployment costs.

BALANCE SHEET AND CAPITAL

Total assets were $2.77 billion at June 30, 2013, relatively flat from a year ago and a $38 million increase from the balance at March 31, 2013.  The increase was primarily due to an increase in loan balances of $30 million on a linked-quarter basis.  The Company’s regulatory capital ratios remain strong and as of June 30, 2013 were as follows: leverage ratio of 10.6%, tier one capital to risk-weighted assets of 16.7%, and total capital to risk-weighted assets of 17.9%.  In addition, as of June 30, 2013, the Company’s tangible common equity ratio was 8.5%.

ASSET QUALITY

Non-performing assets (NPAs) were $40.3 million as of June 30, 2013, a decrease of approximately $6.0 million on a linked-quarter basis.  NPAs represented 1.45% of total assets as of June 30, 2013 compared to 1.69% as of March 31, 2013 and 2.34% as of June 30, 2012.  A primary driver of the improvement in credit quality is the significant decline in the inflow of new problem loans.  During the second quarter of 2013 approximately $2.7 million of loans were transferred to non-accrual status representing the lowest quarter of inflows since the beginning of 2009 and compares to an average of $8.2 million for the four previous quarters.  Net charge-offs were $4.7 million for the second quarter of 2013 and represented 1.20% of average loans on an annualized basis.  Approximately $2.1 million of the charge-offs during the quarter were related to previously-identified and allocated losses.  The Company’s allowance for loan losses as a percent of total outstanding loans was 1.77% as of June 30, 2013 compared to 2.04% as of March 31, 2013 and 2.48% as of June 30, 2012.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended June 30		Six months ended June 30
	2013	2012	2013	2012
Income Statement Summary
Interest Income	$25,036	$27,678	$50,352	$55,587
Interest Expense	2,501	3,928	5,219	8,059
Net Interest Income	22,535	23,750	45,133	47,528
Provision for Loan Losses	1,000	2,500	2,734	5,600
Noninterest Income:
Trust and investment product fees	1,269	908	2,304	1,736
Mortgage banking	1,914	2,099	3,943	4,214
Service charges on deposit accounts	5,124	4,910	9,610	9,286
Gain/(loss) on sales of securities	(11)	48	833	535
Interchange income	1,902	1,732	3,513	3,382
OREO gains/(losses)	(22)	39	(318)	(213)
Other	1,185	1,007	1,741	1,625
Total Noninterest Income	11,361	10,743	21,626	20,565
Noninterest Expense:
Employee	12,799	12,535	26,317	24,791
Occupancy & equipment	4,158	3,843	8,373	7,589
Intangible amortization	478	448	958	900
Marketing	964	994	2,009	1,942
Collection expenses	859	968	1,809	2,017
FDIC assessment	467	512	904	1,420
FHLB advance prepayment penalty	—	—	2,239	—
Consultant expenses	375	200	750	250
Other	3,755	3,942	7,624	7,814
Total Noninterest Expense	23,855	23,442	50,983	46,723
Earnings Before Income Taxes	9,041	8,551	13,042	15,770
Provision for Income Taxes	1,717	1,569	1,727	2,777
Net Income	$7,324	$6,982	$11,315	$12,993
Preferred Dividends & Accretion	(203)	(473)	(405)	(1,236)
Redemption of preferred shares	—	60	—	1,302
Net Income Available to Common Shareholders	$7,121	$6,569	$10,910	$13,059

	Three months ended June 30		Six months ended June 30
	2013	2012	2013	2012
Average Balance Sheet Data
Gross Loans	$1,576,275	$1,559,521	$1,570,354	$1,554,804
Earning Assets	2,490,313	2,530,358	2,478,255	2,498,056
Total Assets	2,783,649	2,805,955	2,771,977	2,773,796
Noninterest Bearing Deposits	411,794	347,229	408,585	334,514
Interest Bearing Deposits	1,806,116	1,869,975	1,791,748	1,843,518
Total Interest Bearing Liabilities	2,017,196	2,100,048	2,006,658	2,073,001
Shareholders’ Equity	323,963	323,739	324,081	333,666

	Three months ended June 30		Six months ended June 30
	2013	2012	2013	2012
Per Share Data
Diluted Earnings Per CommonShare	$0.35	$0.32	$0.53	$0.64
Cash Dividends Per Common Share	0.06	0.01	0.12	0.02
Market Value - High	14.12	12.05	15.10	12.12
Market Value - Low	12.02	10.80	12.02	8.84
Average Outstanding Shares (diluted)	20,428,118	20,319,810	20,403,469	20,292,960

	Three months ended June 30		Six months ended June 30
	2013	2012	2013	2012
Key Ratios (annualized)
Return on Average Assets	1.06%	1.00%	0.82%	0.94%
Return on Average Equity	9.07%	8.67%	7.04%	7.83%
Net Interest Margin	3.91%	4.05%	3.95%	4.11%
Efficiency Ratio	66.94%	64.72%	72.59%	65.25%
Net Overhead to Average Assets	1.80%	1.82%	2.14%	1.90%

	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,583,281	$1,553,320	$1,553,383	$1,531,525	$1,546,510
Allowance for Loan Losses	28,002	31,728	32,227	35,246	38,289
Total Securities	886,908	906,396	902,341	902,178	896,037
Goodwill and Intangible Assets	70,414	70,892	70,940	69,337	68,182
Total Assets	2,771,055	2,732,609	2,769,288	2,755,006	2,766,633
Noninterest Bearing Deposits	421,950	418,916	405,167	350,790	364,030
Interest Bearing Deposits	1,761,767	1,763,781	1,779,887	1,732,228	1,821,066
Other Borrowings	216,858	154,859	191,470	251,499	196,492
Shareholders’ Equity	314,566	322,673	323,751	338,524	329,858

	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012
Other Balance Sheet Data
Tangible Book Value Per Common Share	$11.24	$11.65	$11.72	$11.59	$11.23
Loan Loss Reserve to Loans	1.77%	2.04%	2.07%	2.30%	2.48%
Loan Loss Reserve to Non-performing Loans	90.68%	87.70%	89.48%	78.08%	81.48%
Nonperforming Assets to Total Assets	1.30%	1.54%	1.54%	1.99%	2.05%
NPAs (w/ TDRs) to Total Assets	1.45%	1.69%	2.09%	2.19%	2.34%
Tangible Common Equity Ratio	8.49%	8.90%	8.82%	8.76%	8.44%
Outstanding Shares	20,391,433	20,326,725	20,304,525	20,297,325	20,280,225

	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012
Asset Quality
Special Mention Loans	$85,763	$85,613	$88,039	$89,289	$76,118
Substandard Loans (Accruing)	15,235	22,313	28,775	33,255	61,991
New Non-accrual Loans (for the 3 months ended)	2,687	7,778	5,681	8,592	10,825

Loans Past Due 90 Days or More and Still Accruing	$372	$100	$565	$379	$34
Non-accrual Loans	30,508	36,078	35,451	44,763	46,959
Other Real Estate Owned	5,182	5,842	6,677	9,677	9,737
Total Nonperforming Assets (NPAs)	$36,062	$42,020	$42,693	$54,819	$56,730
Troubled Debt Restructurings (Accruing)	4,207	4,276	15,102	5,556	7,951
Total NPAs with Troubled Debt Restructurings	$40,269	$46,296	$57,795	$60,375	$64,681

Net Charge-offs - QTD	$4,726	$2,233	$5,269	$5,043	$2,752
Net Charge-offs as a % of average loans (annualized)	1.20%	0.58%	1.35%	1.31%	0.71%

(1) Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. The Company believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012
Shareholders’ Equity	314,566	322,673	323,751	338,524	329,858
Less: Intangible Assets	70,414	70,892	70,940	69,337	68,182
Preferred Stock	14,945	14,932	14,918	33,874	33,843
Tangible Common Equity	229,207	236,849	237,893	235,313	227,833

Total Assets	2,771,055	2,732,609	2,769,288	2,755,006	2,766,633
Less: Intangible Assets	70,414	70,892	70,940	69,337	68,182
Tangible Assets	2,700,641	2,661,717	2,698,348	2,685,669	2,698,451

Ending Shares Outstanding	20,391,433	20,326,725	20,304,525	20,297,325	20,280,225

Tangible Book Value Per Share	$11.24	$11.65	$11.72	$11.59	$11.23
Tangible Common Equity/Tangible Assets	8.49%	8.90%	8.82%	8.76%	8.44%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 72 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.